UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 11, 2014

Cosi, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50052	06-1393745
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1751 Lake Cook Road, Suite 600; Deerfield, Illinois	60015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (847) 597-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                    Results of Operations and Financial Condition.

On March 11, 2014, Cosi, Inc. (the “Company”) issued a press release announcing preliminary financial results for the fourth quarter and fiscal year ended December 30, 2013 and sales for January and February 2014.  The results disclosed in the press release are unaudited and remain subject to the completion of the Company’s financial statements.  A copy of the press release is furnished as Exhibit 99.1.

Item 7.01                    Regulation FD Disclosure.

On March 11, 2014, the Company also reported that the Company may be interested in discussing options for a financing transaction with one of its large shareholders.  Therefore, the Company determined to make public certain information which would allow the shareholder, should they choose, to adjust their holdings of Cosi common stock if required to facilitate a possible transaction.  Additionally, the Company reported that its financial operating projections for 2014, which the Company continues to refine, including the implementation of a new labor model in January, reflect an annual net loss and a use of cash.  The Company’s projections do not currently include any material changes in the composition of its store base.

The Company reported that it expects to explore available sources of financing which, in addition to discussions with one of its shareholders, could include the sale of certain Company-owned locations to franchisees or other third parties, further reductions in general and administrative support functions, or other sources of third-party financing.  The Company further reported there can be no assurance that it will be able to obtain any financing or sell Company-owned locations to franchisees or other third parties, or that it will be able to do so in a timely manner and on acceptable terms.  An inability to access sources of liquidity to fund the Company’s cash needs for 2014 could materially adversely affect its financial condition and results of operations.

Item 9.01 (d). 99.1	Exhibits. Press Release of Cosi, Inc., dated March 11, 2014.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2014	Cosi, Inc. /s/ William Koziel Name: William Koziel Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)

99.1	Press Release of Cosi, Inc., dated March 11, 2014.	E